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                                                                    Exhibit 10.5

                                 TRANSCENDER LLC

                           PANDEY EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, dated as of this 6th day of November, 2000, between Transcender LLC, a Delaware limited liability company ("Transcender" and, together with its affiliates, subsidiaries and successors, the "Company"), and Aneel M. Pandey (the "Employee").

                                R E C I T A L S:

          WHEREAS, Transcender has entered into an Asset Purchase Agreement, dated as of November 6, 2000 by and among Transcender, Transcender Corporation, and other persons named therein (the "Purchase Agreement");

          WHEREAS, the execution and delivery of this Agreement by the Employee to the Company is a condition to Transcender's obligation to consummate the transactions contemplated by the Purchase Agreement;

          WHEREAS, in connection with the transactions that are contemplated by the Purchase Agreement, the Company desires to employ the Employee and the Employee has indicated his willingness to provide his services, on the terms and conditions set forth herein;

          NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          Section 1. EMPLOYMENT. The Company hereby agrees to employ the Employee and the Employee hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, during the Employment Term (as hereinafter defined), the Employee shall serve as Chief Executive Officer and President of the Company, and in such capacity, shall report directly to the Chief Executive Officer of Information Holdings, Inc., and shall have such duties as are typically associated with such title, together with such additional duties commensurate with the Employee's title as may be assigned to the Employee from time to time. The principal locations of the Employee's employment shall be at the Company's offices in Nashville, Tennessee, and the Employee's home office, although the Employee understands and agrees that he may be required to travel from time to time on a limited basis for business reasons.

          Section 2. TERM. Unless terminated pursuant to Section 6 hereof, the Employee's employment hereunder shall commence on November 6, 2000 and shall continue during the period ending on the first anniversary of the date hereof (the "Employment Term"); provided, however, the Employment Term shall extend automatically for consecutive periods of one (1) year, unless either party shall provide notice of termination not less than one hundred twenty (120) days prior to an anniversary date of this Agreement.


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          Section 3. COMPENSATION. During the Employment Term, the Employee
shall be entitled to the following compensation and benefits:

          (a) SALARY. As compensation for the performance of the Employee's services hereunder, the Company shall pay to the Employee a salary (the "Salary") of $200,000 per annum with increases, if any, as may be approved in writing by the Board of Directors. The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time.

          (b) ANNUAL BONUS. During the Employment Period, the Employee shall be eligible to receive an annual cash bonus of up to $100,000 ("Bonus"), which shall be determined by the Board of Directors, in its sole discretion.

          (c) BENEFITS. In addition to the Salary and Bonus, if any, the Employee shall be entitled to participate in health, insurance, pension and other benefits provided to other similarly situated employees of the Company. The Employee shall also be entitled to the same number of holidays, vacation, sick days and other benefits as are generally allowed to other similarly situated employees of the Company in accordance with the Company policy in effect from time to time.

          Section 4. EXCLUSIVITY. During the Employment Term, the Employee shall devote substantially all his full working time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him in accordance with the terms of this Agreement, shall use his reasonable best efforts to promote and serve the interests of the Company, and shall not engage in any other business activity that interferes in any material respect with the services to be provided by the Employee hereunder. Notwithstanding the foregoing, the Employee may engage in activities related to publishing phonorecords and documentaries about the Apollo missions to the moon without breaching this Section 4 so long as he devotes substantially all of his full working time to the business of the Company.

          Section 5. REIMBURSEMENT FOR EXPENSES. The Employee is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company's expense reimbursement policy, as the same may be modified by the Board of Directors from time to time. The Company shall reimburse the Employee for all such proper expenses upon presentation by the Employee of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

          Section 6. TERMINATION AND DEFAULT.

          (a) DEATH. The Employee's employment shall automatically terminate upon his death, and upon such event, the Employee's estate shall be entitled to receive the amounts specified in Section 6(e) below.

          (b) DISABILITY. If the Employee is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, the Employment Term shall continue and the Company shall pay all compensation required to be


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paid to the Employee hereunder, unless the Employee is unable to perform the duties required of him under this Agreement for an aggregate of 120 days (whether or not consecutive) during any 12-month period during the term of this Agreement, in which event the Employee's employment shall terminate, and the Employee shall be entitled to receive the amounts specified in Section 6(e) below.

          (c) JUST CAUSE. The Employee's employment may be terminated by the Company for any reason (or for no reason) at its discretion at anytime during the Employment Term with or without Just Cause. A termination pursuant to this
Section 6(c) for Just Cause shall be effective upon delivery of written notice of termination to the Employee, which notice shall set forth the basis for such termination. For purposes of this Agreement, "Just Cause" shall mean: (i) a breach by the Employee of any material obligation owed the Company under this Agreement; (ii) the Employee's engaging in any conduct which is dishonest or materially damages the reputation of the Company; or (iii) the Employee is convicted of, or pleads guilty or NOLO CONTENDERE to any criminal act (excluding traffic violations) or engages in any act of moral turpitude.

          (d) RESIGNATION. The Employee shall have the right to terminate his employment at any time by giving thirty (30) days written notice of his resignation.

          (e) PAYMENTS. In the event that the Employee's employment terminates for any reason, the Company shall pay to the Employee all amounts accrued but unpaid hereunder through the date of termination in respect of Salary, accrued but unused vacation and any unreimbursed expenses.

               (ii) In the event the Employee's employment is terminated by the Company without Just Cause (other than pursuant to Section 6(a) or Section 6(b) above), in addition to the amounts specified in subsection (i) above, (A) the Employee shall continue to receive the Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination for a period equal to the remainder of the Employment Term (assuming no termination had occurred) (the "Severance Term") and (B) to the extent permissible under the Company's health plans, during the Severance Term, the Employee shall continue to receive any health benefits provided to him as of the date of such termination. Amounts owed by the Company in respect of the payments under Section 6(e)(i) hereof or reimbursement for expenses under the provisions of Section 5 hereof shall, except as otherwise set forth in this Section 6(e), be paid promptly upon any termination.

          (f) SURVIVAL OF OPERATIVE SECTIONS. Upon any termination of the Employee's employment, the provisions of Section 6(e) and Section 7 through
Section 16 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

          Section 7. Secrecy and Non-Competition.

          (a) NO COMPETING EMPLOYMENT. The Employee acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company's business and assets and by his employment with the Company, the Employee has obtained and will obtain knowledge, contacts, know-how, training and experience and there is a


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substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. Therefore, the Employee agrees that from the date hereof and until the earlier to occur of (i) the expiration of the Employment Term or (ii) the termination of the Employee's employment hereunder pursuant to Section 6 hereof (such period is hereinafter referred to as the "Restricted Period") with respect to any state or country in which the Company is engaged in business during the Employment Term, the Employee shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business which competes with the Company; PROVIDED, HOWEVER, that the foregoing shall not prohibit the ownership by the Employee of equity securities of a public company in an amount not to exceed 5% of the issued and outstanding shares of such company.

          (b) NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Employee, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter any information not in the public domain or generally known in the industry and which is known only to the Company and those employees or other agents to whom it has been confided, in any form, acquired by the Employee while employed by the Company or any predecessor to the Company's business or, if acquired following the Employment Term, such information which, to the Employee's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company, relating to the Company, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company (collectively, "Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include any information that the Employee is required to disclose to, or by, any governmental or judicial authority; provided, however, if the Employee should be required in the course of judicial or other governmental proceedings to disclose any Confidential Information, the Employee shall give the Company prompt written notice thereof so that Company may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver by the Company, the Employee is compelled to disclose Confidential Information to, or pursuant to the requirements of, a court or other governmental authority, the Employee may disclose such Confidential Information to such court or other governmental authority without liability to the Company or any other person or entity not a party to this Agreement. The Employee hereby agrees to protect all documents, records, tapes and other media in which Confidential Information is contained (the "Confidential Documents"). The Employee acknowledges that such Confidential Documents are and remain the sole and exclusive property of the Company. The Employee will not copy any Confidential Documents or remove any Confidential Documents, or copies thereof, from the Company


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premises, except as required by the normal and proper course of his duties for the Company. The Employee agrees to return to the Company promptly upon the termination of his employment, or at any other time when requested by the Company, any and all property of the Company, including, but not limited to, all Confidential Documents and copies thereof in his possession or control.

          Notwithstanding any other provision to the contrary contained herein, nothing in this Agreement shall be construed to prevent the Employee from using any skills and/or knowledge developed and/or refined during his employment with the Company unless the use of that skill or knowledge would result in a breach of any of the provisions of this Agreement.

          (c) NO INTERFERENCE. During the Restricted Period, the Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company, or otherwise directly interfere with the relationship of the Company with any person who, to the knowledge of the Employee, is employed by or otherwise engaged to perform services for the Company or who is, or was within the then most recent twelve-month period, a customer or client of the Company or its predecessors for purposes of competing with the Company.

          (d) DISCLOSURE OF INTELLECTUAL PROPERTY AND ASSIGNMENT OF RIGHTS. The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Employee, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Employee during the course of his employment for the Company. The Employee shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Employee shall, at the Company's cost and expense, execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any patentable invention relating to the business of the Company and disclosed by the Employee within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this Section 7(d) unless proved to have been first conceived and made following such termination.

          (e) INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, the Employee acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction, without the necessity of


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proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof (and to a permanent injunction if the Company is able to prove actual damages), restraining the Employee from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

          (f) OTHER AGREEMENTS. The parties hereto acknowledge and agree that the provisions of this Section 7 shall govern the parties during the Restricted Period and that the Confidentiality and Noncompetition Agreement, dated as of November 6, 2000, by and between the Employee and the Company (the "Confidentiality Agreement") shall govern the parties upon the expiration of the Restricted Period.

          Section 8. EXTENSION OF RESTRICTED PERIOD. In addition to the remedies the Company may seek and obtain pursuant to Section 7(d) of this Agreement, the Restricted Period shall be extended by any and all periods during which the Employee shall be found by a court to have been in violation of the covenants contained in Section 7 hereof.

          Section 9. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE. The Employee represents and warrants to the Company as follows:

          (a) This Agreement, upon execution and delivery by the Employee, will be duly executed and delivered by the Employee and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Employee enforceable against the Employee in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Employee (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Employee. Without limiting the generality of the foregoing, the Employee is not a party to any non-competition, non-solicitation, no hire or similar agreement that restricts in any way the Employee's ability to engage in any business or to solicit or hire the employees of any person.

          (c) The representations and warranties of the Employee contained in this Section 10 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          Section 10. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect, PROVIDED, that the Company may assign its rights hereunder to an affiliate, PROVIDED FURTHER, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Company hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.


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          Section 11. AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

          Section 12. SEVERABILITY AND GOVERNING LAW. The Employee acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TENNESSEE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE PARTIES HERETO IRREVOCABLY ELECT AS THE SOLE JUDICIAL FORUM FOR THE ADJUDICATION OF ANY MATTERS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND CONSENT TO THE JURISDICTION OF, THE COURTS OF THE STATE OF TENNESSEE LOCATED IN NASHVILLE, TENNESSEE.

          Section 13. NOTICES.

          (a) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service or (iv) upon receipt, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

               (i) if to the Employee, at 242 Louise Avenue, Nashville, TN 37203, or at such other address as the Employee may have furnished the Company in writing,

               (ii) if to the Company, to Information Holdings, Inc., 2777 Summer Street, Suite 209, Stamford, CT 06905, marked for the attention of the President and CEO, or at such other address as it may have furnished in writing to the Employee.

          Section 14. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


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          Section 15. ENTIRE AGREEMENT. This Agreement and the Confidentiality
Agreement constitute the entire understanding and agreement of the parties hereto regarding the employment of the Employee. This Agreement and the Confidentiality Agreement supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

          Section 16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

                                   * * * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.





                                           TRANSCENDER LLC




                                           By: /s/ MASON SLAINE
                                               ---------------------------
                                                Name:  Mason Slaine
                                                Title:  CEO





                                              /s/ ANEEL M. PANDEY
                                              ----------------------------
                                               Aneel M. Pandey


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